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                      January 15, 2021

       Barry E. Davis
       Chairman, Chief Executive Officer, and Director
       EnLink Midstream, LLC
       1722 Routh Street, Suite 1300
       Dallas, TX 75201

                                                        Re: EnLink Midstream,
LLC
                                                            Form 10-K for the
Fiscal Year ended December 31, 2019
                                                            Filed February 26,
2020
                                                            File No. 001-36336

       Dear Mr. Davis:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation
       cc:                                              Pablo G. Mercado